CERTIFICATE OF CORRECTION OF
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
CLEARPOINT NEURO, INC.

ClearPoint Neuro, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 103(f) of the Delaware General Corporation Law (“DGCL”), hereby certifies that:

FIRST:    The name of the Corporation is ClearPoint Neuro, Inc.

SECOND:    That a Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Office of the Secretary of State of State of Delaware (the “State Office”) on May 24, 2022 (which became effective at 12:01 a.m. Eastern Time on May 25, 2022) and that said Certificate requires correction as permitted by Section 103 of the DGCL.

THIRD:    The inaccuracy or defect of said Certificate to be corrected is as follows: the Certificate should not have been filed with the State Office due to the fact that such Certificate was not properly authorized by the stockholders of the Corporation.

FOURTH;    The Certificate is deemed null and void and shall no further force and effect.

In witness whereof, the undersigned has caused this Certificate of Correction to be signed by its duly authorized officer this 3rd day of June 2022.

CLEARPOINT NEURO, INC.

By:      /s/ Danilo D’Alessandro

Name: Danilo D’Alessandro

Title:   Chief Financial Officer